Exhibit 3.3

NETSTREIT CORP.

ARTICLES OF AMENDMENT

NetSTREIT Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article SECOND of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

NETSTREIT Corp.

SECOND:  These Articles of Amendment shall become effective at 1:00 p.m. on July 15, 2020.

THIRD:  The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

FOURTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary as of this 15th day of July, 2020.

ATTEST:		NETSTREIT CORP.

By:	/s/ Kirk Klatt	By:	/s/Mark Manheimer
Name:	Kirk Klatt	Name:	Mark Manheimer
Title:	Secretary	Title:	President

Signature Page — NetSTREIT Corp. — Name Change Amendment